Amended and Restated
Employment Agreement
of
David B. Becker

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16.	Nonexclusivity of Rights	19

17.	Indemnification	19

18.	Miscellaneous	20

19.	Governing Law: Submission to Jurisdiction	20

20.	Severability	20

21.	Voidability	20

22.	Entire Agreement	20

23.	Counterparts	20

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AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") effective on the 1st day of March, 2013 ("Effective Date") with regard to economic terms and otherwise effective upon execution, by and between First Internet Bank of Indiana (the "Bank"), First Internet Bancorp ("FIB") and David B. Becker (the "Executive").

WHEREAS, Bank and FIB desire to continue the employ of the Executive and the Executive wishes to continue to be employed by Bank and FIB;

WHEREAS, the Executive and Bank are parties to an Employment Agreement that was effective as of June 1, 2000 which was amended by Amendment No. 1, effective as of July 1, 2001 and which was also amended by Amendment No. 2, effective as of January 1, 2007;

WHEREAS, there have been changes to the Bank, including the formation of FIB, a bank holding company that owns all of the issued and outstanding shares of Bank and the subsequent listing of FIB shares on the NASDAQ;

WHEREAS, the Bank and FIB have experienced successful growth and increased profits under the leadership of Executive; and

WHEREAS, the parties intend that Executive will be and remain employed as Chairman, Chief Executive Officer and President of both the Bank and FIB pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective agreements of the parties herein, it is agreed as follows:

1.           Employment Term. The "Employment Term" shall mean the continuous period beginning on the Effective Date and ending on the Executive's Termination Date. The Employment Term shall expire on December 31, 2013; provided, however, that, commencing on December 31 of each year, the Employment Term shall automatically be extended for a period of one (1) year unless the Bank, FIB or the Executive shall have given written notice to the others at least ninety (90) days before the then applicable December 31 that the Employment Term shall not be so extended.

2.           Employment.

Subject to the provisions of Section 7, the Bank and FIB shall continue to employ the Executive and the Executive shall remain in their employ during the Employment Term. During the Employment Term, the Executive shall be employed as Chairman, Chief Executive Officer and President of Bank and of FIB. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by a person having the titles assigned to Executive pursuant to this Agreement.

During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonably necessary and sufficient attention and time to the business and affairs of the Bank and FIB to discharge the responsibilities of Chairman, Chief Executive Officer and President. Notwithstanding the foregoing, the Executive may (1) serve on corporate, civil or charitable boards or committees; (2) manage personal investments and other businesses so long as such businesses are not a Competing Enterprise; (3) deliver lectures, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement; and (4) pursue professional education at the Bank's or FIB's expense.

3.           Compensation.

(a)	Base Salary. During the Employment Term, the Bank and FIB shall pay or cause to be paid to the Executive an annual salary ("Base Salary") in the amount determined from time to time by the Compensation Committee ("Committee") of the FIB Board of Directors. The Bank and FIB may allocate the Base Salary and Annual Bonus between themselves however they deem reasonable. The Base Salary shall be payable in accordance with the Bank's or FIB's customary practices applicable to their executives and shall not be subject to unilateral reduction by the Bank or FIB at any time during the Employment Term. The Committee shall review and determine the Executive's Base Salary and any other compensation matters at least annually.

(b)	Bonus. During the Employment Term, in addition to Base Salary, the Executive: (1) shall, upon the approval of the Committee, participate in the annual bonus plan in place for the senior executives of the Bank and/or FIB (the "Annual Bonus"); and (2) may be awarded additional compensation, benefits or consideration as, how and when the Committee, in its sole discretion, believe such additional compensation should be paid.

4.           Benefits.

(a)	COBRA Continuation. For so long as the Executive and/or his spouse or dependents are eligible to receive continuation coverage provided under COBRA, and the Executive and/or his spouse or dependents are paying the premiums for such coverage, the Bank and/or FIB shall reimburse the Executive and/or his dependents for the premiums paid to continue the coverage.

(b)	During Employment Term. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank and/or FIB and made available to employees generally, including, without limitation, any pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Unless otherwise provided in this Agreement, the Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Bank and/or FIB generally.

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(c)	Executive Benefits. During the Employment Term, the Executive shall be entitled to participate in all executive benefit or incentive compensation plans maintained or established by the Bank and/or FIB for the purpose of providing compensation and/or benefits to some or all of their executives including, but not limited to, any supplemental retirement, salary continuation, stock option, equity incentive, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans (the "Executive Benefits"). Unless otherwise provided in this Agreement or by the Committee, the Executive's benefits under, and the Executive's participation in, such Executive Benefits shall be on the same basis and terms as are applicable to executives of the Bank and/or FIB generally.

5.           Reimbursement of Business Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties for promoting, pursuing or otherwise furthering the business or interests of Bank and/or FIB.

6.           Vacation and Sick Leave. During the Employment Term, at such reasonable times as the Boards shall in their discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, provided that:

(a)	Vacation. The Executive shall be entitled to an annual vacation in accordance with the employment policies of Bank and/or FIB; provided, however, that in no event shall the Executive's annual vacation entitlement be less than four (4) weeks per year. Executive will be entitled to carry over any unused vacation from one fiscal year to the next or not in accordance with Bank and/or FIB policy.

(b)	Sick Leave. The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Bank's and/or FIB's policies in effect from time to time.

7.           Termination. The Executive's employment hereunder may be terminated under the following circumstances:

(a)	Cause. The Bank and/or FIB may terminate the Executive's employment for "Cause." For purposes of this Agreement, for "Cause" means:

(i)	the Executive, after the exhaustion of all rights of appeal, has been convicted of, or pled nolo contendere to, a felony that involves fraud, dishonesty, unlawful risks to Bank or FIB or moral turpitude; or

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(ii)	the Executive (1) either (x) intentionally and continually failed substantially to perform his reasonably assigned duties or breaches the covenants contained in Section 11 of this Agreement (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason), which failure has continued for a period of at least thirty (30) days after a written notice of the specific failure and demand for substantial performance, signed by a duly authorized member of the Boards, has been delivered to the Executive specifying the steps reasonably required for the Executive to cure the nonperformance, or (y) intentionally engaged in conduct which has been demonstrably and materially injurious to the Bank or FIB and (2) the termination is evidenced by a resolution adopted in good faith by more than two-thirds (2/3) of the Bank Board of Directors and the FIB Board of Directors (collectively "Boards").

(b)	Disability. The Bank and/or FIB may terminate the Executive's employment if the Executive's Disability has been established. A termination under this paragraph (b) by either Bank or FIB shall be treated as a termination by both. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement for three (3) consecutive months or for six (6) months in any consecutive 12-month period. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Employment Term and prior to the establishment of the Executive's Disability. Notwithstanding anything in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination delivered by one or both of the Boards to the Executive relating to the Executive's Disability, the Executive shall be entitled to return to his positions as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

(c)	Good Reason. The Executive may terminate his employment after "Good Reason," which shall mean the occurrence of any of the following events or conditions:

(i)	a change in the Executive's status, title, position or responsibilities or reporting requirements; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position, responsibilities or reporting requirements; or any removal of the Executive from or failure to appoint or elect or reappoint or reelect him to any of the offices or positions Executive holds, including Executive's position on the Boards, except in connection with the termination of his employment for Cause or Disability, or as a result of his death or by the Executive other than for Good Reason;

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(ii)	the failure by the Bank or FIB to pay the Executive any portion of the Executive's current compensation within thirty (30) days of the date such compensation is due; or

(iii)	a reduction in the Executive's Base Salary, or a reduction in his participation in the Annual Bonus or Executive Benefits.

(d)	Change in Control. Change in Control means one of the following:

(i)	The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Securities and Exchange Act, as amended (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of FIB entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of that combined voting power; (B) any acquisition directly from FIB (excluding an acquisition by virtue of the exercise of a conversion privilege); (C) any acquisition by FIB; (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FIB or any corporation controlled by FIB; or (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) below are satisfied;

(ii)	The replacement of at least fifty-five percent (55%) of members of one or both of the Boards during any 12-month period, by members who are not Continuing Directors;

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(iii)	A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (A) more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding FIB common stock and outstanding FIB voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding FIB stock and outstanding FIB voting securities, as the case may be; (B) no Person (excluding FIB, any employee benefit plan or related trust of FIB or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding FIB common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least fifty-five (55%) of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were Continuing Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)	The sale or other disposition of all or substantially all of the assets of FIB or the Bank or of a majority of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank, other than any of the following dispositions of such assets or securities: (A) to a corporation with respect to which following such sale or other disposition (i) more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding FIB common stock and outstanding FIB voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding FIB common stock and outstanding FIB voting securities, as the case may be, (ii) no Person (excluding FIB and any employee benefit plan or related trust of FIB, the Bank or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding FIB common stock or outstanding FIB voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least fifty-five percent (55%) of the members of the board of directors of such corporation were members of the FIB Board at the time of the execution of the initial agreement or action of the FIB Board providing for such sale or other disposition of assets of FIB; (B) to a shareholder of FIB in exchange for or with respect to its stock; (C) to a Person that owns, directly or indirectly, fifty-five percent (55%) or more of the total value or voting power of all outstanding stock of FIB; or (D) to an entity, at least fifty-five percent (55%) or more of the total value or voting power of which is owned, directly or indirectly, by FIB or by a Person described in clause (iii).

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Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in this Section 7 unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, FIB or the Bank under Code Section 409A.

8.           Compensation Upon Termination. Upon termination of the Executive's employment, the Executive shall be entitled to the benefits set forth below. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in subsection 8(b)(v), 8(c)(iv) and 8(d)(iv).

(a)	If the Executive's employment shall be terminated (1) by the Bank or FIB for Cause or (2) by the Executive voluntarily other than for Good Reason, the Bank or FIB shall pay the Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for reasonable expenses incurred by the Executive on behalf of the Bank or FIB during the period ending on the Termination Date, (iii) earned but unused vacation pay, and (iv) earned but unused sick leave (collectively, "Accrued Compensation"). The Executive shall also receive any other benefits which may be due Executive in accordance with Bank or FIB policy and procedures or separate written agreement.

(b)	If the Executive's employment shall be terminated by the Executive's death or Disability, the Executive shall be entitled to the following:

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(i)	The Bank or FIB shall pay the Executive all Accrued Compensation.

(ii)	In the event of death, the Bank or FIB shall pay, within thirty (30) days, the Executive's dependents and/or estate, a cash payment in an amount equal to 120% of the cash portion of the Annual Bonus awarded by the Bank and/or FIB to Executive based on the Executive's performance during the calendar year prior to the Termination Date ("Replacement Bonus").

(iii)	In the event of Disability, the Bank or FIB shall pay Executive, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to the sum of (A) the Executive's then current Base Salary plus (B) the Replacement Bonus, in twelve (12) equal and successive monthly payments, without interest, commencing on the first day of the month immediately following the Termination Date.

(iv)	(A) To the fullest extent permitted by law and contract, the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under Bank's or FIB's equity incentive plans or under any other incentive arrangement shall lapse and the shares underlying those incentive plan or arrangement shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer FIB's or Bank's shares acquired pursuant to stock-based awards, the Executive shall have the right to require FIB or Bank to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (defined as the NASDAQ daily "closing" price averaged over the calendar month preceding the Termination Date) of such shares.

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(v)	For a number of months equal to the number of months remaining under the Employment Term in effect on the Termination Date (the "Continuation Period"), the Bank and/or FIB shall, at their expense, procure on behalf of the Executive and his dependents and beneficiaries a benefit package containing the life insurance, disability, medical, dental and hospitalization benefits equal to those provided to the Executive prior to the Termination Date or reimburse the Executive and his dependents and beneficiaries the cost of such continuation. The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits on the Termination Date. The obligations of Bank and/or FIB hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive or his dependents or beneficiaries obtain any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank and/or FIB may reduce the amount of any benefits they are required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (v) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of FIB's or Bank's employee benefit plans, programs or practices following the Executive's termination or employment, including without limitation, retiree medical and life insurance benefits.

(c)	If the Executive's employment with the Bank or FIB shall be terminated other than in connection with a Change in Control or a Nonrenewal of Employment Term as provided in Section 9, (1) by the Bank or FIB other than for Cause, Disability, or death or (2) by the Executive for Good Reason, the Executive shall be entitled to the following:

(vi)	The Bank or FIB shall pay the Executive all Accrued Compensation and a Replacement Bonus.

(vii)	The Bank or FIB shall pay the Executive, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to two times the sum of (A) the Executive's then current Base Salary plus (B) the Replacement Bonus, in twelve (12) equal and successive monthly payments, without interest, commencing on the first day of the month immediately following the Termination Date.

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(viii)	(A) To the fullest extent permitted by law and contract, the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under the Bank's or FIB's equity based plans or under any other incentive arrangement shall lapse and the shares underlying such incentive plans or arrangement shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer FIB's or Bank's shares acquired pursuant to stock-based awards, the Executive shall have the right to require the Bank or FIB to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (defined as the NASDAQ daily "closing" price averaged over the calendar month preceding the Termination Date) of such shares..

(ix)	For the Continuation Period, the Bank or FIB shall, at their expense, procure on behalf of the Executive and his dependents and beneficiaries a benefit package containing the life insurance, disability, medical, dental and hospitalization benefits equal to those provided to the Executive prior to the Termination Date or shall reimburse the Executive and his dependants and beneficiaries the costs of such continuation. The Bank's and/or FIB's obligations hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank and/or FIB may reduce the amount of any benefits they are required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Bank's or FIB's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

(d)	If the Executive's employment with the Bank or FIB shall be terminated or not renewed within twelve (12) months of a Change in Control or the Executive resigns from Bank and FIB within twelve (12) months following a Change in Control, then the Executive shall be entitled to the following:

(x)	The Bank or FIB shall pay the Executive all Accrued Compensation.

(xi)	The Bank or FIB shall pay the Executive, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to (A) three (3) times the sum of the Executive's then current Base Salary plus (B) two (2) times the Replacement Bonus, in twelve (12) equal and successive monthly payments, without interest, commencing on the first day of the month immediately following the Termination Date.

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(xii)	(A) To the fullest extent permitted by law and contract, the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under the Bank's or FIB's equity-based plans or under any other incentive arrangement shall lapse and the shares underlying such incentive plan or arrangement shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer the Bank's or FIB's shares acquired pursuant to stock-based awards, the Executive shall have the right to require the Bank or FIB to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (defined as the NASDAQ daily "closing" price averaged over the calendar month preceding the Termination Date) of such shares.

(xiii)	For the Continuation Period, the Bank or FIB shall, at their expense, procure on behalf of the Executive and his dependents and beneficiaries a benefit package containing the life insurance, disability, medical, dental and hospitalization benefits equal to those provided to the Executive prior to the Termination Date or reimburse the Executive, his spouse, dependants and beneficiaries the costs of such continuation. The Bank's and FIB's obligations hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank and/or FIB may reduce the amount of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Bank's or FIB's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

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(xiv)	The Bank or FIB shall make payment of, or reimburse Executive for the costs, fees and expenses of outplacement assistance services (not to exceed twenty percent (20%) of the Executive's then current Base Salary) provided by any person or firm selected by the Executive.

9.           Nonrenewal of Employment Term. If the Bank or FIB gives notice to the Executive that the automatic extension of the Employment Term under Section 1 shall cease, and a Change in Control has not occurred, the Executive shall be entitled to the benefits set forth below. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in clause (c) of this Section 9.

(a)	The Bank or FIB shall pay the Executive all Accrued Compensation and a Replacement Bonus.

(b)	The Bank or FIB shall pay the Executive, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to two times the sum of (A) the Executive's then current Base Salary plus (B) the Replacement Bonus, in twelve (12) equal and successive monthly payments, without interest, commencing on the first day of the month immediately following the Termination Date.

(c)	For one full year after the Termination Date, the Bank or FIB shall, at its expense, procure on behalf of the Executive and his dependents and beneficiaries a benefit package containing the life insurance, disability, medical, dental and hospitalization benefits equal to those provided to the Executive prior to the Termination Date or reimburse the Executive for the costs of continuation. The Bank's or FIB's obligations hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to subsequent employer's benefit plans, in which case the Bank or FIB may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (c) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Bank's or FIB's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

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10.         Section 280G.

(a)	Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Bank or FIB, any Affiliate of the Bank or FIB, any person who acquires ownership or effective control of the Bank or FIB or ownership of a substantial portion of the Bank's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any Affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Bank or FIB to effectuate the foregoing, the Bank or FIB shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

(b)	The determination of whether the Total Payments shall be reduced as provided in Section 10(a) and the amount of such reduction shall be made at the Bank's or FIB's expense by an accounting firm selected by the Bank or FIB (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Bank, FIB and the Executive within ten (10) days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Bank, FIB and the Executive.

11.         Covenants of the Executive.

(a)	Confidential Information. In connection with his employment, Executive will have access to Trade Secrets. During and after his employment, regardless of the reasons that such employment ends, Executive shall:

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(i)	hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Executive's employment by the Bank and/or FIB;

(ii)	use the Trade Secrets only in furtherance of proper employment related reasons of the Bank and/or FIB to further the interests of the Bank and/or FIB;

(iii)	take all reasonable actions that the Bank and/or FIB deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the interests of the Bank or FIB in the Trade Secrets; and

(iv)	acknowledge that any of the Trade Secrets, whether prepared by Executive or which may come into Executive's possession during Executive's employment hereunder, are and remain the property of the Bank and/or FIB, and all such Trade Secrets, including copies thereof, together with all other property belonging to any of the Bank, FIB or their Affiliates, or used in their respective businesses, shall be delivered to or left with the Bank or FIB.

Section 12(a) of this Agreement does not apply to (A) information that by means other than the deliberate or inadvertent disclosure by any employee or agent of the Bank or FIB becomes well known to the public; or (B) disclosure compelled by judicial or administrative proceedings after Executive diligently tries to avoid each disclosure and affords the Bank and/or FIB the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

(b)	Ownership and Return of Documents. All memoranda, notes, records, electronic records, smart phones, papers or other documents and all copies of such documents or records relating to the operations or business of the Bank or FIB, some of which may have been prepared by the Executive, and all objects associated with the documents or records in any way obtained or controlled by the Executive shall be the property of the Bank or FIB. The Executive shall not, except for Bank's or FIB's use, copy or duplicate any of the aforementioned documents or objects. The Executive shall not remove the aforementioned documents or objects from the Bank's or FIB's facilities nor use any information concerning them either during the Executive's employment, or at any other time, except for the Bank's or FIB's benefit or upon the Bank's or FIB's request. All of the aforementioned documents and objects that may be in his possession shall be delivered to the Bank or FIB upon termination of the Executive's employment.

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(c)	Regulatory Matters. The Bank and FIB are regulated by federal and state law and their business requires the complete confidence of the regulators and their customers if they are to prosper. Accordingly, Executive shall act in good faith and use his commercially reasonable efforts consistent with prudent banking practices to (i) maintain compliance with applicable federal and state laws, and (ii) preserve and improve the good will, growth and reputation of the Bank in the banking and e-commerce communities.

(d)	Non-Competition. The Bank, FIB and the Executive acknowledge that the services rendered by the Executive hereunder are special, unique and irreplaceable. By and in consideration of the Bank's and FIB's entering into this Agreement and the compensation and benefits to be provided hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Bank, FIB and their Affiliates, the Executive shall not, during the Employment Term and for a period of two (2) years thereafter, directly own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise.

The Executive may, without violating the foregoing restrictions own no more than 5% of the outstanding shares of common stock of a Competing Enterprise so long as he is a passive investor and is not an Affiliate of the Competing Enterprise.

(e)	Non-Solicitation. During the Employment Term and for a period of two (2) years thereafter, the Executive shall not directly or indirectly interfere with the Bank's or FIB's relationships with, or endeavor to entice away from the Bank or FIB, any person who then was an employee, vendor, consultant, independent contractor or customer of the Bank or FIB or who otherwise had a material business relationship with the Bank or FIB on the date of Termination.

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12.         Injunctive Relief. In addition to money damages and the right of the Bank or FIB to offset payments to the Executive for any material breaches of this Agreement, the Executive acknowledges that it would be difficult to compensate the Bank or FIB fully for damages for any violation of the provisions of this Agreement. Accordingly, the Executive specifically acknowledges that the Bank and/or FIB shall each be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement without the posting of any bond and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Bank or FIB to offset, or to claim and recover damages in addition to injunctive relief. The Executive hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state courts of Indiana located in Hamilton County (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Courts in the Southern District of Indiana) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and shall not commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to his address set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against him in any such court. The Executive hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the state courts of Indiana located in Hamilton County, (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Court of the Southern District of Indiana) and hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought under this section in any such court has been brought in an inconvenient forum.

13.         Definitions. In addition to other terms defined herein, the following terms shall be defined as follows:

"Affiliate" shall mean any entity directly or indirectly controlled by, controlling or under common control of the Bank or FIB or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Bank or FIB, whether by operation of law or otherwise.

"Competing Enterprise" shall mean any person, corporation, partnership or other entity, whose main business in the United States is to deliver banking products or services.

"Continuing Director" means an individual (i) who is, as of the Effective Date, a director of the Bank or FIB, or (ii) who is elected as a director of the Bank or FIB subsequent to the Effective Date and whose initial election, or nomination for initial election by Bank's or FIB’s shareholders, was approved by a vote of at least two-thirds of the then Continuing Directors; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any person or Group for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other person or Group with respect to the election or removal of directors at any annual or special meeting of shareholders of FIB or Bank) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or Group other than the Boards (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

"Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Bank or FIB or signed by a duly authorized member of the Boards if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any purported termination by the Bank or FIB or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

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"Successor and Assign" shall mean, with respect to FIB or Bank, a corporation or other entity acquiring all or substantially all the equity securities or assets and business of the Bank or FIB, as the case may be (including this Agreement), whether by operation of law or otherwise.

"Termination Date" shall mean (a) in the case of the Executive's death, his date of death as set forth in a Certificate of Death issued by an authorized officer, (b) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (c) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than two (2) days, and in the case of a termination for Good Reason shall not be less than ten (10) days, from the date such Notice of Termination is given).

"Trade Secrets" shall mean any of the following:

"Business Operating Information," including the methodology used by the Bank or FIB from time to time to integrate technology with financial services and the delivery of those services and products to the customer and prospective customers of the Bank or FIB;

"Financial Information," including, but not limited to, information relating to the Bank's or FIB's earnings, assets, liabilities, prices, data on risks, pricing structure, volume of purchases or sales or other financial data;

"Supply and Service Information," including, but not limited to, information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Bank or FIB, details of which are not generally known in the banking industry;

"Marketing Information," including, but not limited to, information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Bank or FIB, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

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"Personal Information," including, but not limited to, information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

"Customer Information," including, but not limited to, information relating to past, existing or prospective customers, their addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Bank, status of customers' accounts or credit, as well as customer lists, provided, however, that Trade Secrets shall not include any information that the Executive can show (a) by writings preceding the first date of his employment, to be already rightfully in the possession of the Executive without obligation of confidence; (b) is or becomes publicly available without breach of this Agreement or any other agreement between the parties or any agreement under which the parties are beneficiaries; (c) is rightfully received by the Executive from a third party who is not under an obligation of confidence; or (d) is required to be disclosed pursuant to court order or applicable law provided that the Executive gives reasonable notice to the Bank or FIB or such Affiliated Entity of either prior to any disclosure.

14.         Successors and Assigns.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Bank, FIB and their Successors and Assigns, and the Bank and/or FIB shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank or FIB would be required to perform if no such succession or assignment had taken place. The term "Bank" and the term "FIB" as used herein shall include such Successors and Assigns.

(b)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his dependants, beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

15.         Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when (i) personally delivered; (ii) (A) two (2) business days after the date of mailing if sent by certified mail, return receipt requested, postage prepaid or (B) one (1) day after delivery to the courier if sent by overnight courier with proof of delivery; addressed to the respective address listed below or the respective address last given by each party to the other if different than that listed below, provided that all notices to the Bank or FIB shall be directed to the attention of the Secretary of the Boards with a copy to the Secretary of the Bank or FIB, as the case may be.

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If to the Executive:

David B. Becker
7602 E. 88th Place
Indianapolis, IN 46256

If to First Internet Bank of Indiana:

First Internet Bank of Indiana
8888 Keystone Crossing
Suite 1700
Indianapolis, IN 46240
Attention: Secretary of the Board

If to First Internet Bancorp:

First Internet Bancorp
8888 Keystone Crossing
Suite 1700
Indianapolis, IN 46240
Attention: Secretary of the Board

16.         Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Bank or FIB or any of their subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Bank or FIB or any of their subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Bank or FIB or any of their subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

17.         Indemnification. To the fullest extent permitted by law, the Bank and FIB shall indemnify and hold harmless Executive from and against any and all losses, claims, expenses, damages, or liabilities to which Executive may become subject in connection with the performance or nonperformance of duties under this Agreement except to the extent that any such loss, claim, expense, damage or liability results from Executive's intentional misconduct. If for any reason other than Executive's intentional misconduct the foregoing indemnification is unavailable or insufficient to hold Executive harmless, then the Bank shall contribute to the amount paid or payable by Executive in such proportion as is appropriate to reflect not only the relative benefits received by the Bank and/or FIB on the one hand and Executive on the other but also the relative fault of the Bank and/or FIB and the Executive, as well as any relevant equitable contributions.

In the event of termination of Executive's employment for any reason, the Executive shall continue to be entitled to indemnification by the Bank and/or FIB for liability arising from Executive's acts or failure to act to the same extent and under the same circumstances as provided to the Executive by law and by the Bank's and/or FIB's charter, by-laws, contracts and other arrangements.

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18.         Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, the Bank and FIB. No waiver by either party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

19.         Governing Law: Submission to Jurisdiction. All unresolved disputes arising under this Agreement which do not involve requests for injunctive relief shall be submitted to arbitration in the city of Indianapolis, Indiana, under the commercial rules of the American Arbitration Association. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction. This Agreement and the relationship between the Bank, FIB and Executive shall be construed exclusively in accordance with the laws of the State of Indiana and applicable federal law without regard to conflict of laws principles.

20.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.         Voidability. Notwithstanding anything else in this Agreement to the contrary, in the event Bank is determined by Regulators to be "significantly undercapitalized" or "critically undercapitalized" as these terms are used in Section 38 of the Federal Deposit Insurance Act, 12 U.S.C. § 1831o, as the same may be amended from time to time, this entire Agreement shall become null and void and its provisions shall have no further force or effect. Notwithstanding anything else in this Agreement to the contrary, in the event Bank and/or FIB are determined by Regulators to be in "troubled condition" then the regulations of the Federal Deposit Insurance Corporation dealing with payments to institution affiliated parties shall take precedence over the terms of this Agreement,

22.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement this 28th day of March, 2013.

"BANK"

First Internet Bank of Indiana

By:	/s/ Jerry Williams
Name: Jerry Williams
Title: Chairman, Compensation Committee

"FIB"

First Internet Bancorp

By:	/s/ Jerry Williams
Name: Jerry Williams
Title: Chairman, Compensation Committee

"EXECUTIVE"

/s/ David B. Becker
David B. Becker